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                                [A&K LETTERHEAD]

                                                                    212-850-2800

                                August 29, 1996

Board of Supervisors
Suburban Propane Partners, L.P.
One Suburban Plaza
240 Route 10 West
Whippany, New Jersey 07981-0206

Gentlemen:

     We have acted as counsel to Suburban Propane Partners, L.P., a Delaware limited partnership (the 'Partnership'), and Suburban Propane GP, Inc., a Delaware corporation and the general partner of the Partnership, in connection with the registration under the Securities Act of 1933, as amended (the 'Act'), of up to 3,000,000 common units representing limited partner interests in the Partnership (the 'Common Units') which may be offered and sold from time to time pursuant to the Partnership's registration statement on Form S-1 filed with the Securities and Exchange Commission on the date hereof (the 'Registration Statement'). The Common Units will be sold or delivered from time to time in amounts, at prices and on terms to be determined at the time of the Partnership's acquisition of businesses, properties or securities in connection with which such Common Units are issued, as described in supplements ('Prospectus Supplements') to the Partnership Prospectus and the Selling
Unitholders Prospectus (the 'Prospectuses') contained in the Registration Statement.

     As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

     With respect to the opinions set forth below, we have assumed that at each time of the issuance, sale and delivery of the Common Units, such Common Units will be issued, sold and delivered in a manner consistent with the Delaware Revised Uniform Limited Partnership Act (the 'Delaware Act') and the partnership agreement of the Partnership as in effect at such time, and that the Partnership will have a sufficient number of Common Units authorized for issuance at the time of each such issuance.

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Board of Supervisors
August 29, 1996
Page 2

     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

     1. The Partnership has been duly formed and is validly existing as a limited partnership under the Delaware Act.

     2. When appropriate partnership action has been taken to authorize the issuance of any Common Units and such Common Units have been issued and paid for as described in the Registration Statement, the Prospectuses and any Prospectus Supplements thereto, such Common Units will be duly authorized, validly issued, fully paid and nonassessable, except as such nonassessability may be affected by the matters described in the Prospectuses under the caption 'The Partnership Agreement -- Limited Liability.'

     This opinion is delivered as of the date hereof and we disclaim any responsibility to update this opinion at any time following the date hereof.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption 'Validity of the Common Units' in the Prospectuses.


                                          Very truly yours,


                                          /s/ Andrews & Kurth L.L.P.

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